Exhibit 99.1

Indaptus Therapeutics Reports Third Quarter 2022 Financial Results and Provides Corporate Update

Company Remains On Track to Initiate Phase 1 Clinical Trial of Decoy20 for Treatment of Solid Tumors in Q4 2022

NEW YORK (November 10, 2022) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), today announces financial results for the third quarter ended September 30, 2022 and provides a corporate update.

“We continue to diligently prepare for the launch of our Phase 1 trial of Decoy20 for the treatment of solid tumors, while carefully managing our expenses,” said Jeffrey Meckler, chief executive officer of Indaptus. “Once we have finalized the initiation process with our trial sites we will be prepared to speak more openly about progress, including trial locations and first patient dosed, and we remain on track to initiate the trial in Q4 2022.”

Phase 1 trial for the treatment of solid tumors

In May, Indaptus announced that the U.S. Food and Drug Administration cleared the Company’s Investigational New Drug application for a Phase 1, open-label dose escalation and expansion, clinical trial in patients with advanced solid tumors where currently approved therapies have failed. The study is designed to evaluate the safety, tolerability, and preliminary efficacy of Decoy 20 and will follow a 3+3 design of dose-escalation cohorts. The study protocol allows for exploration of additional dosing regimens, including continuous weekly administration after initial safety has been established. Decoy20 has the potential to treat a wide range of solid tumors including hepatocellular, colorectal and pancreatic carcinomas.

Financial Highlights for Third Quarter Ended September 30, 2022

Research and development expenses, for the three-month period ended September 30, 2022, were approximately $1.6 million, an increase of approximately $900,000 compared with approximately $700,000 in the three-month period ended September 30, 2021. Research and development expenses for the nine-month period ended September 30, 2022, were approximately $4.4 million, an increase of approximately $2.8 million compared with approximately $1.6 million in the nine-month period ended September 30, 2021. The increase for the three and nine-month periods was primarily due to payroll and related expenses including stock-based compensation, and for the preparation of our Phase 1 clinical trial and costs associated with the manufacturing processes of our lead clinical candidate.

General and administrative expenses, for the three-month period ended September 30, 2022, were approximately $2.0 million, a decrease of approximately $700,000 compared with approximately $2.7 million in the three-month period ended September 30, 2021. The decrease was primarily due to payroll and stock-based compensation, and to professional fees that were associated with the merger in 2021. This decrease was offset by various expenses associated with being a public company. General and administrative expenses for the nine-month period ended September 30, 2022, were approximately $6.4 million, an increase of approximately $3.5 million compared with approximately $2.9 million in the nine-month period ended September 30, 2021. The increase was primarily due to payroll and related expenses, including stock-based compensation, resulting from increased headcount of our executive team and increase in directors’ and officers’ insurance policy, professional fees and other expenses associated with being a public company following the merger.

Loss per share for the three-month period ended September 30, 2022, was approximately $0.42 compared with approximately $0.81 for the three-month period ended September 30, 2021. Loss per share for the nine-month period ended September 30, 2022, was approximately $1.29 compared with approximately $1.67 loss per share for the nine-month period ended September 30, 2021.

As of September 30, 2022, the Company had cash, cash equivalents and marketable securities of approximately $28.5 million. As of December 31, 2021, the Company had cash and cash equivalents of approximately $39.1 million. The Company expects that its current cash, cash equivalents and marketable securities will support its ongoing operating activities into the second quarter of 2024. This cash runaway guidance is based on the Company’s current operational plans and excludes any additional funding and any business development activities that may be undertaken. Indaptus continues to assess all financing options that support its corporate strategy.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. Decoy20 represents an antigen-agnostic technology that has produced significant single agent activity against metastatic pancreatic and orthotopic colorectal carcinomas, single agent eradication of established, antigen-expressing breast carcinoma, as well as combination-mediated eradication of established hepatocellular carcinomas and non-Hodgkin’s lymphomas in standard pre-clinical models, including syngeneic mouse tumors and human tumor xenografts. Tumor eradication has been observed with Decoy products in combination with anti-PD-1 checkpoint therapy, low-dose chemotherapy or an approved targeted antibody. Combination-based tumor eradication produces innate and adaptive immunological memory, involves activation of both innate and adaptive immune cells and is associated with induction of innate and adaptive immune pathways in tumors after only one i.v. dose of Decoy product, with associated “cold” to “hot” tumor inflammation signature transition. IND-enabling toxicology studies have demonstrated safe i.v. administration, with no sustained induction of hallmarks of cytokine release syndromes, possibly due to passive targeting to liver, spleen and tumor, followed by rapid elimination of the product. Indaptus products have also produced significant single agent activity against chronic hepatitis B virus (HBV) and chronic human immunodeficiency virus (HIV) infections in pre-clinical models.

Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: our plans to develop and potentially commercialize its technology, the timing and cost of our planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, Indaptus’ ability to obtain and maintain regulatory approval of any product candidate, our ability to protect and maintain its intellectual property and licensing arrangements, our ability to develop, manufacture and commercialize its product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and our estimates regarding future revenue, expenses capital requirements and the need for additional financing. More detailed information about the risks and uncertainties affecting us is contained under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC on March 21, 2022, and in other filings that we have made and may make with the Securities and Exchange Commission in the future. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Relations Contact:

CORE IR

Scott Birkby

ir@indaptusrx.com

Media Contact:

CORE IR

Jules Abraham

julesa@coreir.com

917-885-7378

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$6,718,213	$39,132,165
Marketable securities	21,742,040	-
Assets held for sale	-	148,400
Prepaid expenses and other current assets	1,133,392	1,106,653

Total current assets	29,593,645	40,387,218

Non-current assets:
Property and equipment, net	2,340	3,800
Right-of-use asset	102,254	169,088
Other assets	754,728	16,477

Total non-current assets	859,322	189,365

Total assets	$30,452,967	$40,576,583

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$2,782,084	$4,507,676
Operating lease liability, current portion	98,625	96,465

Total current liabilities	2,880,709	4,604,141

Non-current liabilities:
Operating lease liability, net of current portion	4,949	72,862

Total non-current liabilities	4,949	72,862

Total liabilities	2,885,658	4,677,003

Commitments and contingent liabilities

Stockholders’ equity:
Common stock: $0.01 par value, 200,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 8,258,597 shares issued and outstanding as of September 30, 2022 and December 31, 2021	82,586	82,586
Additional paid in capital	53,807,500	51,487,881
Accumulated deficit	(26,337,908)	(15,670,887)
Accumulated other comprehensive income	15,131	-

Total stockholders’ equity	27,567,309	35,899,580

Total liabilities and stockholders’ equity	$30,452,967	$40,576,583

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$1,609,554	$697,674	$4,412,817	$1,578,512
General and administrative	1,942,995	2,670,317	6,411,066	2,932,100

Total operating expenses	3,552,549	3,367,991	10,823,883	4,510,612

Loss from operations	(3,552,549)	(3,367,991)	(10,823,883)	(4,510,612)

Other income, net	86,184	827	156,862	15,548

Net loss	$(3,466,365)	$(3,367,164)	$(10,667,021)	$(4,495,064)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.42)	$(0.81)	$(1.29)	$(1.67)

Weighted average number of shares used in calculating net loss per share, basic and diluted	8,258,597	4,180,744	8,258,597	2,692,770
Net loss	$(3,466,365)	$(3,367,164)	$(10,667,021)	$(4,495,064)
Other comprehensive income:
Reclassification adjustment for realized gain on available for sale securities included in net loss	(7,836)		(7,836)
Unrealized gain on available-for-sale securities	49,904	-	22,967	-
Comprehensive loss	$(3,424,297)	$(3,367,164)	$(10,651,890)	$(4,495,064)

Unaudited Condensed Consolidated Statements of Cash Flows

	For the nine months ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(10,667,021)	$(4,495,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,460	868
Stock-based compensation	2,319,619	836,456
Realized gain on assets held for sale	(24,155)	-
Realized gain on marketable securities	(7,836)	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(26,739)	(1,128,933)
Accounts payable and other current liabilities	(1,725,592)	(2,964,147)
Other assets	(738,251)	-
Operating lease right-of-use asset and liability, net	1,081	-
Net cash used in operating activities	(10,867,434)	(7,750,820)

Cash flows from investing activities:
Proceeds received for assets held for sale	172,555	-
Purchases of property and equipment	-	(3,854)
Purchase of marketable securities	(23,719,073)	-
Maturity of short-term investments	2,000,000	-
Net cash used in investing activities	(21,546,518)	(3,854)

Cash flows from financing activities:
Proceeds from merger	-	16,346,622
Decoy’s transaction costs	-	(665,627)
Issuance of pre-funded warrants and warrants	-	29,972,727
Issuance costs of Private Placement	-	(2,706,598)
Exercise of pre-funded warrants	-	27,273
Proceeds from SAFEs, net	-	5,000,000
Net cash provided by financing activities	-	47,974,397

Net (decrease) increase in cash and cash equivalents	(32,413,952)	40,219,723

Cash and cash equivalents at beginning of period	39,132,165	1,637,499

Cash and cash equivalents at end of period	$6,718,213	$41,857,222

Noncash investing and financing activities
Conversion of preferred stock	$-	$8,359
Conversion of SAFEs	$-	$6,417,129
Liabilities assumed, net of non-cash assets received in reverse merger	$-	$7,616,175
Release of deposit upon closing of merger	$-	$200,000

Supplemental cash flow disclosures
Cash paid for income taxes	$2,400	$800
Cash received for interest earned on deposits	$70,353	$2,362